CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in these Post-Effective Amendments Nos. 39 and 40 to the Registration Statement on Form N-4 (Nos. 333-19189; 811-08001) (the “Registration Statement”) of our report dated February 26, 2025 relating to the statutory basis financial statements of State Farm Life Insurance Company and consent to the use in the Registration Statement of our report dated April 24, 2025 relating to the financial statements of each of the subaccounts of State Farm Life Insurance Company Variable Annuity Separate Account which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

April 30, 2025